Exhibit 12
BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
2017 ANNUAL REPORT ON FORM 10-K
COMPUTATION OF RATIO OF EARNINGS (LOSSES) TO FIXED CHARGES
(in thousands)

	Fiscal Year Ended
	July 2, 2017	July 3, 2016	June 28, 2015	June 29, 2014	June 30, 2013
Earnings (Loss)

Income (Loss) before income taxes	$79,661	$35,356	$56,958	$37,134	$(54,164)
Less: Equity income from equity investees	(11,056)	(4,947)	(7,303)	(6,264)	(4,244)
Add: Fixed Charges	22,291	22,154	21,714	20,911	21,139
Add: Distributed income of equity investees	9,067	6,119	4,628	4,070	4,636
Earnings (Loss) as defined	$99,963	$58,682	$75,997	$55,851	$(32,633)

Fixed Charges

Interest expense	$20,293	$20,033	$19,532	$18,466	$18,519
Interest expense as reported	20,293	20,033	19,532	18,466	18,519

Amortization of debt issuance costs	855	929	957	988	1,007
Portion of rent expense relating to interest	1,143	1,192	1,225	1,457	1,613
Fixed charges as defined	$22,291	$22,154	$21,714	$20,911	$21,139

Ratio of earnings (loss) to fixed charges	4.5x	2.6x	3.5x	2.7x	—

Coverage deficiency	$—	$—	$—	$—	$53,772